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                                    EXHIBIT 5

                          OPINION OF LAWRENCE N. FISHER

March 20, 2002

Fluor Corporation
One Enterprise Drive
Aliso Viejo, California 92656

Re: Fluor Executive Deferred Compensation Program

Ladies and Gentlemen:

        As Senior Vice President-Law and Secretary of Fluor Corporation ("Fluor"), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the Fluor Executive Deferred Compensation Program (the "Plan") and the registration statement on Form S-8 ("Registration Statement") being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering $195,000,000.00 of Deferred Compensation Obligations in connection with the Plan.

        On the basis of my knowledge of Fluor's activities and its corporate records, I am of the opinion that the Deferred Compensation Obligations, when issued in accordance with the provisions of the Plan, will be validly and legally binding obligations of Fluor, enforceable in accordance with their terms.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement.

Sincerely,

/s/ Lawrence N. Fisher
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Lawrence N. Fisher,
Senior Vice President-Law and Secretary Fluor Corporation